Exhibit 10.1

SONOMA PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

AND

STOCK OWNERSHIP GUIDELINES

Revised by the Board of Directors on December 29, 2022

Non-Employee Director

For purposes of this Non-Employee Director Compensation Program, a “non-employee director” is any director of the Company that is not also an employee of the Company or any of its subsidiaries. Directors who are employees of the Company or any of its subsidiaries will not be entitled to compensation as a director.

Cash Compensation

Annual Retainers (as of April 1, 2016):

•	Board member	$32,500
•	Lead Independent Director	$15,000
•	Chair of the Audit Committee	$10,000
•	Chair of the Compensation Committee	$7,500
•	Chair of the Nominating and Corporate Governance Committee	$7,500
•	Audit Committee member (other than Chair)	$7,500
•	Compensation Committee Member (other than the Chair)	$7,500
•	Nominating and Corporate Governance Committee Member (other than the Chair)	$7,500

Payment Terms:

•	All fees will be paid in arrears in equal quarterly installments no later than the 60th day following the last date of the applicable quarter.

•	All fees, except for Audit Committee fees, can be paid in one of three ways at the director’s election: (1) in cash; (2) in options, or (3) as a stock grant.

•	Any quarterly fees, except for Audit Committee fees, paid in options at the director’s election, will be granted on the first business day occurring 60 calendar days or more after the last day of each quarter. Such options shall vest immediately and have an exercise price equal to the closing price of the Company’s stock on the date such options are granted. The number of options will be determined by using the Black Scholes model as a guideline to determine a percentage of the stock price for different stock price ranges.

•	Stock grants will be made on the first business day occurring 60 calendar days or more after the last day of each quarter. The actual number of shares underlying the stock grant will be determined by dividing the amount of the award due in cash by the closing price of the Company’s stock on the Trading Market on the grant date.

•	Audit Committee fees will be paid in cash only, with no option for equity compensation in lieu of cash.

•	Fees will be prorated for partial years of service, with partial months of service credited for full months.

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Expenses

Non-employee directors will be reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any of its committees that are conducted in person.

Equity Compensation

In addition to receiving cash compensation, under the Non-Employee Director Compensation Program and Stock Ownership Guidelines each non-employee director will, upon his or her election or appointment to the Board and upon each subsequent re-election to the Board receive the following equity compensation:

New Appointment/Initial Grant

Each newly elected or appointed non-employee director will receive an initial grant of 2,500 shares of common stock upon his or her election to the Board of Directors vesting in three equal installments over a period of three years with the first tranche vesting on the first anniversary of the grant date, the second tranche vesting on the second anniversary of the grant date, and the third tranche vesting on the third anniversary of the grant date

Annual Grant

•	Each non-employee director will receive an annual grant of 20,000 options to purchase up to 20,000 shares of common stock which will be granted on the same day as the annual employee option grant, on or around January of every year. Such shares of common stock or options will have an exercise price equal to the closing price of the Company’s stock on the date such options are granted and vest in three equal tranches on the first, second and third anniversary of the grant date or upon change in control.

•	No annual grant shall be granted to any non-employee director in the same calendar year that such person received his or her initial grant.

Other Terms

•	Grants of equity awards made under this Non-Employee Director Compensation Program shall be made under the Company’s stock incentive plan that is in effect from time to time.

•	Each director shall have twelve (12) months to exercise his or her options following termination of Board service for any reason.

•	Grants may also be made to non-employee directors on a discretionary basis, subject to compliance with the Company’s corporate governance codes and policies.

Non-Employee Director Stock Ownership Guidelines

In the interest of good corporate governance and to further align the interests of members of the Board of Directors with the Company’s stockholders, the Nominating and Corporate Governance Committee of the Board of Directors has adopted stock ownership guidelines for directors:

•	If a director exercises a stock option, it is expected that such director would, from such date of option exercise, maintain ownership of at least a number of shares equal to twenty percent (20%) of the net value of the shares acquired (after deducting the exercise price and taxes). In the case of shares acquired upon the exercise of a stock option, each director is expected to hold such shares for twelve (12) months after termination of his or her service on the Board of Directors.

Program Administration

This Non-Employee Director Compensation Program shall be administered by the Board of Directors, which shall have the power to interpret this Program and amend it from time to time as it deems proper.

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